UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2005

Guaranty Federal Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

43-1792717
(I.R.S. employer identification number)

0-23325
(Commission file number)

1341 West Battlefield
Springfield, Missouri 65807
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (417) 520-4333
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INCLUDED INFORMATION

Item 1.01 Entry Into a Material Definitive Agreement.

The information provided in Item 2.03 below is hereby incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 15, 2005, Guaranty Federal Bancshares, Inc. (the “Company”) completed an offering of $15 million of Trust Preferred Securities (defined hereinafter). The Company formed two wholly-owned subsidiaries Guaranty Statutory Trust I (“Trust I”) and Guaranty Statutory Trust II (“Trust II, and together with Trust I, the “Trusts”), each a Delaware statutory trust, for the purpose of issuing the $15 million of Trust Preferred Securities. The proceeds of the sale of Trust Preferred Securities, together with the proceeds of the Trusts’ sale of their common securities to the Company, were used by each Trust to purchase the following debentures from the Company. The Company issued 30-year junior subordinated deferrable interest debentures to Trust I in the aggregate principal amount of $5,155,000 (the “Trust I Debentures”) and 30-year junior subordinated deferrable interest debentures to Trust II in the aggregate principal amount of $10,310,000 (the “Trust II Debentures,” and together with the Trust I Debentures, the “Debentures”) pursuant to the terms of the Indentures dated December 15, 2005 by and between the Company and Wilmington Trust Company, as trustee. The Trust I Debentures bear interest at a fixed rate of 6.92%, payable quarterly. The Trust II Debentures bear interest at a fixed rate of 6.47% for 5 years, payable quarterly, after issuance and thereafter at a floating rate equal to the three month LIBOR plus 1.45%. Trust I issued trust preferred securities in aggregate liquidation amount of $5,000,000 (approximately 97% of the Trust I Debentures) (the “Trust I Preferred Securities”). Trust II issued trust preferred securities in aggregate liquidation amount of $10,000,000 (approximately 97% of the Trust II Debentures) (the “Trust II Preferred Securities,” and together with the Trust I Preferred Securities, the “Trust Preferred Securities”). The Trust I Preferred Securities and the Trust II Preferred Securities carry a cumulative preferred dividend at a rate equal to the interest rate on the Trust I Debentures and the Trust II Debentures, respectively, and otherwise have the same or similar terms as the Trust I Debentures and Trust II Debentures, respectively, including provisions regarding default and redemption. The interest payments by the Company to the Trusts will be used to pay the dividends payable by the Trusts to the holders of the Trust Preferred Securities.

Pursuant to two guarantee agreements each dated December 15, 2005 by and between the Company and Wilmington Trust Company, the Company issued a limited, irrevocable guarantee of the obligations of each Trust under the Trust Preferred Securities whereby the Company agreed to assume any and all payment obligations of the Trusts related to the Trust Preferred Securities including distributions on, and the liquidation or redemption price of, the Trust Preferred Securities to the extent each Trust does not have funds available.

The Debentures mature on February 23, 2036. The Trust Preferred Securities have no stated maturity date, but, as a practical matter, will receive a final payment of their outstanding liquidation amount plus accrued but unpaid interest, upon payment to the Trusts by the Company of the Debentures at their maturity. Subject to prior approval by the Federal Reserve Board, the Debentures and the Trust Preferred Securities are each callable by the Company or the Trusts, respectively and as applicable, at its option after five years from issuance, and sooner in the case of a special redemption at a special redemption price ranging up to 103.2% of the principal amount thereof, and upon the occurrence of certain events, such as a change in the regulatory capital treatment of the Trust Preferred Securities, either Trust being deemed an investment company or the occurrence of certain adverse tax events. In addition, the Company and the Trusts may defer interest and dividend payments, respectively, for up to five consecutive years without resulting in a default. An event of default may occur if the Company declares bankruptcy, fails to make the required payments within 30 days or breaches certain covenants within the Debentures.

The Debentures are subordinated to the prior payment of any other indebtedness of the Company. The Company intends to reflect the Trust Preferred Securities as financing debt on its consolidated balance sheet. The Company intends to use the proceeds of the sale of the Trust Preferred Securities for general corporate purposes which may include investment in its banking subsidiary (including funding of loan growth in such subsidiary), acquisitions, investments, payment of dividends and repurchases of its outstanding common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guaranty Federal Bancshares, Inc.
By:

 /s/ Shaun A. Burke______________
Shaun A. Burke
President and Chief Executive Officer

Date: January 9, 2006